EXHIBIT 99.1


Rare Medium Group Joins Mobile Satellite Joint Venture

NEW YORK--(BUSINESS WIRE)--Oct. 15, 2001--Rare Medium Group, Inc. (NASDAQ:
RRRR) today announced it has agreed to join Mobile Satellite Ventures LLC
(MSV), a satellite communications joint venture that will integrate the satellite operations of Motient Corporation with those of TMI Communications and Company, L.P., a wholly owned subsidiary of BCE Inc. of Canada.

The formation of MSV, announced in January 2001, is currently awaiting customary American and Canadian regulatory approvals.

A newly formed subsidiary of Rare Medium Group, Inc. will lead a group of investors in purchasing $55 million in subordinated convertible notes of MSV. The group includes existing MSV shareholders Telcom Ventures, LLC; Columbia Capital; Spectrum Equity Investors and Motient. The $55 million investment is expected to provide MSV with sufficient resources to close on its pre-existing agreement to consolidate the satellite-related assets of both Motient and TMI, and to allow it to operate as a standalone entity.

Upon completion of the transaction, MSV will create the largest provider of mobile satellite services in North America. MSV's approximately 40,000 customers will enjoy the benefits of digital voice and data services, including circuit switched voice, nationwide voice and data dispatch, and packet data services. Subject to regulatory approvals, MSV intends to develop a highly innovative and spectrally efficient combination of next generation spot beam satellites complemented with ancillary terrestrial base stations.

In a separate action, Rare Medium and Motient announced today that Motient repaid approximately $26.2 million, including accrued interest, of the $50 million aggregate principal amount of exchangeable notes issued by Motient to Rare Medium by delivering to Rare Medium five million shares of XM Satellite Radio (NASDAQ: XMSR) common stock held by Motient. The maturity date for the remaining outstanding principal amount of approximately $26.2 million was extended for 60 days, and will be further extended to October 12, 2002 upon satisfaction of certain conditions.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the consummation of the proposed transaction described above. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic conditions, competition, regulatory approvals necessary for MSV to develop a business combining satellite operations with terrestrial base stations, the liquidity of XM Satellite Radio common stock, and the continuing deterioration of Rare Medium's Internet services business. Rare Medium assumes no obligation to update any such forward-looking statements. More detailed information about those factors, as well as other factors and risks associated with Rare Medium's business, is contained in Rare Medium's filings with the Securities and Exchange Commission.




_____________________

Contact:

     Rare Medium Group, Inc.
     Craig Chesser
     Vice President Finance & Treasurer
     212/883-6940
     or
     Wall Street Investor Relations Corp.
     Joseph M. Zappulla
     301/907-4090 or 212/973-0883